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Exhibit 10.6

Key Energy Services, Inc.
6 Desta Drive
Midland, Texas 79705

January 1, 2004

Jim D. Flynt Midland, Texas 79705

EMPLOYMENT AGREEMENT
(this "Agreement")

Dear Jim:

        Key Energy Services, Inc., a Maryland corporation (the "Company"), with its principal offices at the address set forth above, and you, an individual with your address set forth above agree as follows:

          1.    Employment; Term.    The Company agrees to employ you, and you agree to devote your full time and best efforts to serve as the Company's Senior Vice President—Production Services having those duties specified from time to time by the Company's Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and other members of the Company's senior management or the Company's Board of Directors (the "Board"). Your employment will commence effective as of January 1, 2004 (the "Commencement Date") and continue until the close of business on December 31, 2006, subject to extension as provided in this Section 1, unless earlier terminated in accordance with this Agreement (the "Initial Employment Period"). On each January 1, commencing with January 1, 2007, the term of your employment will be automatically extended for a period of twelve (12) months unless either you or the Company gives written notice to the other, no later than thirty (30) days prior to the relevant January 1 that such automatic extension shall not occur. The Initial Employment Period, together with any extensions, until termination in accordance herewith is referred to herein as the "Employment Period." You will, if elected, serve as an officer and/or director of the Company and its subsidiaries and perform all duties incident to such offices.

          2.    Salary; Bonus; Expenses.    During the Employment Period, the Company will pay a salary to you at the annual rate of not less than Two Hundred Fifty Thousand Dollars ($250,000) per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly. Senior management of the Company will review your compensation from time to time as it deems appropriate and may, in its sole discretion, increase the Base Salary if it deems such an increase advisable. For each fiscal year of the Company commencing after December 31, 2003, you shall be eligible to participate in incentive plans in effect from time to time for the Company's executives, key employees and other persons involved in the business of the Company and its subsidiaries and in the Company's stock-based incentive plans outstanding from time to time. Under this plan, you shall be eligible to earn a discretionary cash bonus, in an amount up to 100% of your Base Salary, the amount of such bonus to be determined by the senior management of the Company or the Board in their sole discretion, based upon the level of achievement of certain goals mutually established by you and the senior management of the Company (subject to Board approval). You will be reimbursed by the Company for reasonable travel, lodging, meals and other expenses incurred by you in connection with performing your services hereunder in accordance with the Company's policies from time to time in effect.

          3.    Vacations; Benefits.    You will be entitled during the Employment Period to (i) not less than 15 vacation days per calendar year (prorated for any partial year of service), and (ii) such other fringe benefits, including, without limitation, group medical and dental, life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its employees generally.

          4.    Termination and Severance.    In the event your employment hereunder is terminated (i) by the Company for Cause or (ii) by you for any reason, the Company shall have no further obligations to you except that you will be entitled to receive (x) any accrued but unpaid salary through your termination date and (y) any expense reimbursements owed you through the date of termination. In the event your employment hereunder is terminated (i) by the Company other than for Cause (including your death or Disability) or (ii) automatically as a result of the Company's providing notice to you that automatic extension of the Employment Period shall not occur, you will be entitled to receive severance compensation equal to two (2) times your Base Salary in effect on the termination date, payable in arrears, in twenty-four (24) equal monthly installments commencing at the end of the calendar month in which the termination date occurs; provided, however, that (A) in the event your employment should be terminated by the Company other than for Cause within six months following a Change in Control (defined below) or in anticipation of a Change in Control, the severance compensation referred to above shall be paid in one lump sum on the date of such termination, (B) in the event your employment should be terminated by the Company as a result of your Disability, then the severance compensation referred to above shall be reduced by the amount of any disability insurance proceeds actually paid to you or for your benefit during the said time period. As used in this Agreement, the term "Cause" shall mean (i) the willful and continued failure by you to substantially perform your duties hereunder (other than any such willful or continued failure resulting from your incapacity due to physical or mental illness or physical injury), (ii) the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise, (iii) your conviction of a felony by a court of competent jurisdiction, (iv) the breach of any of the provisions hereof, or (v) the violation by you of any of the Company's policies, rules or regulations from time to time in effect. As used in this Agreement, the term "Change in Control" shall have that meaning set forth in the Key Energy Group, Inc. 1997 Incentive Plan. As used in this Agreement, the term "Disability" means total and permanent disability rendering you unable to perform your obligations and duties hereunder by reasons of physical or mental illness or injury.

          5.    Limitation on Competition.    During the Employment Period, and for an additional period (the "Non-Compete Period") of (i) twenty-four (24) months after your termination if you are entitled to receive severance compensation pursuant to Section 4 hereof, or (ii) twelve (12) months after your termination, if you are not entitled to receive severance compensation pursuant to Section 4 hereof, you shall not, directly or indirectly, without the prior written consent of the Company, participate or engage in, whether as a director, officer, employee, advisor, lender, consultant, stockholder, partner, joint venturer, owner or in any other capacity, any business engaged in the business of furnishing oilfield services (including, without limitation, fluid hauling and disposal services, trucking services, frac tank rentals, fishing and rental tools, pressure pumping services, contract drilling, workover, completion and well maintenance, construction and field consulting) in any of the onshore or offshore oil or natural gas producing regions in the continental United States, Canada, Argentina and Egypt or in any other oil or natural gas producing region throughout the world in which the Company or any of its subsidiaries or affiliates conduct their business or operations during the Employment Period or the Non-Compete Period (a "Competing Enterprise"); provided, however, that you shall not be deemed to be participating or engaging in any such business solely by virtue of your ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market. In addition, during the Employment Period and the Non-Compete Period, you shall not, directly or indirectly, (i) solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries or affiliates to be employed by a

  Competing Enterprise or to otherwise leave the employ of the Company or (ii) hire any former employee of the Company or any of its subsidiaries or affiliates within six months of the termination of such employee's employment with the Company. You hereby agree and acknowledge that (i) you will have access or otherwise learn or obtain during your course of employment with the Company confidential information, which the Company can not adequately protect if you fail to fulfill your obligations under this Section 5, and (ii) a portion of the consideration to be paid by the Company to you pursuant to this Agreement is consideration for your covenants under this Section 5 and such consideration is fair and adequate whether or not you receive any severance compensation pursuant to Section 4 hereof.

          6.    Confidential Information

            (a)   You agree that you will not, without the express written consent of the Chief Executive Officer, the President or the General Counsel of the Company, directly or indirectly communicate or divulge to, or make available to, or use for your own benefit or for the benefit of, any competitor or any other person or entity, any of the Company's trade secrets, engineering and reserve data, proprietary data or other confidential information (hereafter collectively referred to as "confidential information"), which confidential information was communicated to or otherwise learned or acquired by you during your employment relationship with the Company, except that you may disclose confidential information only to the extent that disclosure is required (i) at the Company's direction or (ii) by a court or other governmental agency of competent jurisdiction. As long as such matters remain confidential information, you shall not use such confidential information in any way or in any capacity other than as expressly consented to by the Chief Executive Officer, President or General Counsel of the Company.

            (b)   Such confidential information shall be deemed to include any and all information regarding the Company other than information disclosed in its public filings under the Securities Exchange Act of 1934, as amended. Such confidential information includes, but is not limited to, personnel information (including information relating to any and all aspects of compensation of any and all employees of the Company), ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, financial information, accounting information, organizational structure, Company expenditures, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of the Company. The term "confidential information" shall not include (x) information that was publicly available as of the date of this Agreement or (y) information that became publicly available after the date hereof other than by reason of a breach of this Agreement by you.

            (c)   You agree that all records, drawings, data, samples, models, correspondence, manuals, notes, reports, notebooks, proposals, and any other documents concerning the Company's customers or products or other technical, financial or business information used by the Company and any other tangible materials or copies or extracts of tangible materials regarding the Company's operations or business, received by you during your employment with the Company are, and shall be, the property of the Company exclusively. You agree to immediately return to the Company (or, with the Company's permission, destroy) all of the material mentioned above, including writing notes, memoranda or notes taken by you and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals, at the request of the Company. No copies will be made by you, or retained by you, of any such confidential information, whether or not developed by you.

            (d)   You agree that you will engage in no act which is intended, or may reasonably be expected, to materially harm the reputation, business, prospects, or operations of the Company.

            (e)   The parties agree that all work product conceived, created or developed by you either solely or jointly with others in the course or as a result of your employment with the Company is proprietary to Company and constitutes confidential information subject to this Agreement. The parties further agree that Company is the sole owner of all such work product.

          7.    Consultation with Legal Counsel; Entire Agreement.    You acknowledge and agree that you have been provided a reasonable time to review this Agreement with legal counsel and to consider the terms and provisions of this Agreement. Both parties acknowledge and agree that they are voluntarily entering into this Agreement, after consultation with their legal counsel if so desired, and after full disclosure of all the facts and circumstances surrounding the execution of this Agreement and its legal effect. This Agreement (together with any stock option agreements pursuant to which options were previously granted to you) contains the entire agreement between you and the Company. Effective as of the Commencement Date, this Agreement supercedes any and all prior agreements and understandings between you and the Company regarding any and all aspects of your employment relationship with the Company, whether written or oral, including without limitation that certain employment agreement dated as of April 1, 1999 between you and the Company, are hereby terminated and of no force or effect.

          8.    Governing Law.    This Agreement will be governed and construed in accordance with the laws of Texas applicable to agreements made and to be performed entirely within such state, without giving effect to any choice or conflicts of laws principles, which would cause the application of the domestic substantive laws of any other jurisdiction.

          9.    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto, which in your case shall include your estate, heirs, executors, administrators, personal and legal representatives, distributees, devisees, and legatees.

          10.    Counterparts.    This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

        If this Agreement correctly sets forth your understanding of the agreement between the Company and you, please indicate your agreement hereto by signing this Agreement in the space for that purpose below.

KEY ENERGY SERVICES, INC.
	By:	/s/ JAMES BYERLOTZER James Byerlotzer., Executive Vice President
ACCEPTED AND AGREED:
/s/ JIM D. FLYNT Jim D. Flynt

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EMPLOYMENT AGREEMENT (this "Agreement")